Exhibit 99.1

n e w s   r e l e a s e
QLT’S BOARD OF DIRECTORS APPOINTS ROBERT BUTCHOFSKY AS CEO
C. Boyd Clarke Named as New Chairman of the Board

For Immediate Release	February 27, 2006
VANCOUVER, CANADA—The Board of Directors for QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced that it has appointed Robert Butchofsky as President and Chief Executive Officer and as a Director of the Board. The Board also named C. Boyd Clarke as the new Chairman. Both of these appointments are effective immediately. Past Chairman E. Duff Scott will remain as a Director of the Board.
“On behalf of the entire Board of Directors I am pleased to announce our unanimous decision to confirm Bob as QLT’s permanent President and CEO,” said Duff Scott. “After conducting an extensive search and observing Bob’s performance as acting CEO over the past few months, we believe Bob is the best person for the role. We are very optimistic about the future of the company under his leadership. I am proud to have served as QLT’s chairman and think this is an appropriate time to pass the mantle over to Boyd whose industry expertise is best suited to bringing the company through its next stage of development.”
“The Board and management owe Duff a debt of gratitude for his 15 years of dedicated service as Board Chairman,” said C. Boyd Clarke. “I look forward to serving as QLT’s Chairman and am committed to working with the Board and management to develop the most optimal strategic direction to enhance shareholder value as QLT progresses through this next phase of its evolution.”
“I am excited to lead the company during these challenging times,” said Bob Butchofsky, Chief Executive Officer. “I can assure you that I am fully committed to finding the best solutions for QLT with the primary goal of enhancing shareholder value.”
In September 2005, Bob Butchofsky was appointed to acting CEO. Since joining QLT Inc. in 1998, he has played an integral role in the successful launch and commercialization of QLT’s lead drug, Visudyne®. He was appointed Vice President, Marketing and Sales Planning in September 2001. In total, Mr. Butchofsky brings 18 years of related experience, including 15 years in sales and marketing of specialty products in ophthalmology, dermatology, neurology and other medical specialties to this role. Previously with Allergan for eight years; Mr. Butchofsky built an extensive background with ocular products and Botox® including sales, health economics, worldwide medical marketing and product management. Prior to Allergan, Mr. Butchofsky spent several years managing clinical trials at the Institute for Biological Research and Development. He holds a Bachelor of Arts degree in Biology from the University of Texas and a Masters of Business Administration from Pepperdine University.
C. Boyd Clarke has been a Director of QLT Inc. since 2003 and is currently Chairman and a Director of Neose Technologies Inc., a U.S. publicly listed biotechnology company focused on the development of protein therapeutics. From 2002 to 2006, Mr. Clarke has been president and CEO of Neose Technologies Inc. Prior to that, from 1999 to 2002, Mr. Clarke was president and CEO of Aviron, a biotechnology company developing vaccines. Prior to that Mr. Clarke was with U.S. Bioscience, Inc. holding the positions of president and CEO from 1998 through 1999 and president and chief operating officer from 1996 to 1998. Mr. Clarke held a number of positions at Merck & Co., Inc., which included president of Pasteur-Merieux MSD and vice president of Merck Vaccines. Currently, Mr. Clarke is a member of the Board of Directors of the Biotechnology Industry Organization (BIO). Mr. Clarke has a B.S. in biochemistry and an M.A. in History from the University of Calgary.
QLT is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. We have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, and constitute “forward-looking information” of QLT within the meaning of the Securities Act (Ontario), which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. These statements include the risk that we may not be able to develop or fully integrate our strategic direction or to enhance shareholder value. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.